Exhibit 10

Item 3 Common Share Issuances pursuant to Dividend Reinvestment Plan

Pruco Life Insurance Company participates in the dividend reinvestment plan (the "DRIP") of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class I Common Shares	03/03/2025	$1,367,389.22	$24.94	54,827.154
Class I Common Shares	04/01/2025	$1,370,816.48	$24.95	54,942.544
Class I Common Shares	05/01/2025	$1,592,006.76	$24.71	64,427.631
Class I Common Shares	06/02/2025	$1,582,153.85	$24.74	63,951.247
Class I Common Shares	07/01/2025	$1,664,351.37	$24.78	67,165.108
Class I Common Shares	08/01/2025	$1,678,484.69	$24.74	67,844.975
Class I Common Shares	09/02/2025	$1,661,765.82	$24.78	67,060.768
Class I Common Shares	10/01/2025	$1,684,331.50	$24.83	67,834.535
Class I Common Shares	11/03/2025	$1,699,741.71	$24.81	68,510.347
Class I Common Shares	120/1/2025	$1,722,121.44	$24.81	69,412.392

PGIM Strategic Investments, Inc. participates in the DRIP of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class D Common Shares	03/03/2025	$129.87	$25.41	5.111
Class D Common Shares	04/01/2025	$113.44	$25.42	4.463
Class D Common Shares	05/01/2025	$132.01	$25.18	5.243
Class D Common Shares	06/02/2025	$131.15	$25.21	5.202
Class D Common Shares	07/01/2025	$137.94	$25.25	5.463
Class D Common Shares	08/01/2025	$139.12	$25.21	5.518
Class D Common Shares	09/02/2025	$137.63	$25.26	5.449
Class D Common Shares	10/01/2025	$139.33	$25.31	5.505
Class D Common Shares	11/03/2025	$140.65	$25.29	5.561
Class D Common Shares	12/01/2025	$142.33	$25.29	5.628

Class S Common Shares	03/03/2025	$122.59	$25.42	4.823
Class S Common Shares	04/01/2025	$106.02	$25.43	4.169
Class S Common Shares	05/01/2025	$124.46	$25.20	4.939
Class S Common Shares	06/02/2025	$123.3	$25.24	4.885
Class S Common Shares	07/01/2025	$130.02	$25.29	5.141
Class S Common Shares	08/01/2025	$132.26	$25.26	5.236
Class S Common Shares	09/02/2025	$129.3	$25.30	5.111
Class S Common Shares	10/01/2025	$131.77	$25.36	5.196
Class S Common Shares	11/03/2025	$132.02	$25.35	5.208
Class S Common Shares	12/01/2025	$133.44	$25.35	5.264